Exhibit 10.2

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE DREAMWORKS ANIMATION SKG, INC. AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of «Month» «Day», 2015, between DreamWorks Animation SKG, Inc., a Delaware corporation (the “Company”), and «First» «Last».

This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of a target award of «Performance_Shares» performance-based restricted stock units (this “Award”) that are subject to certain restrictions and the terms and conditions specified herein (“Performance Awards”), and that are granted to you under the DreamWorks Animation SKG, Inc. Amended and Restated 2008 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, shares of the Company’s Class A Common Stock, $0.01 par value (“Share”), as set forth in Section 3 below.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10. BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including but not limited to the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern. Except as explicitly set forth in this Award Agreement, in the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Affiliates (an “Employment Agreement”), the terms of your Employment Agreement will govern. Notwithstanding any provision of this Award Agreement to the contrary, in the event of any conflict between the terms of Section 6(e) of the Plan, on the one hand, and this Award Agreement or your Employment Agreement, on the other hand, the terms of Section 6(e) of the Plan shall govern except with respect to settlement of Performance Awards upon a termination of your employment by the Company without cause or by you for good reason (each, as defined in your Employment Agreement), which (i) in the case of such termination as described in Section 3(b), shall be governed by the terms of your Award Agreement and (ii) in each other case, shall be governed by the terms of your Employment Agreement.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Determination Date” means the date as soon as reasonably practicable following the completion of the Performance Period, but in no event later than March 15, [year after performance period ends], as determined by the Committee, on which the Committee determines whether the Performance Goals have been achieved.

“Performance Goals” means the goals set forth on Schedule A, the achievement of which determines the number of Shares, if any, that shall be issued pursuant to this Award.

“Performance Period” means the period from [Beginning of period] to [End of period].

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

SECTION 3. Vesting and Settlement. (a) Performance-Based Vesting. (i) On the Determination Date, the Committee shall determine whether the Performance Goals have been attained and shall provide notice to you of such determination as soon as reasonably practicable following such determination in accordance with Section 11 of this Award Agreement. Except as otherwise determined by the Committee in its sole discretion, which shall be subject to Section 6(e) of the Plan, or provided in your Employment Agreement or in Section 3 of this Award Agreement, the delivery of Shares with respect to the Performance Awards is contingent on the attainment of the Performance Goals as set forth on Schedule A. Accordingly, unless otherwise determined by the Committee in its sole discretion or provided in your Employment Agreement or in Section 3 of this Award Agreement, you will not become entitled to payment with respect to the Performance Awards subject to this Award Agreement unless the Committee determines that the Performance Goals have been attained. Upon such determination by the Committee and subject to the provisions of the Plan and this Award Agreement, you shall have the right to payment of that percentage of the target amount of the Performance Awards as corresponds to the Performance Goals attained as set forth on Schedule A. Furthermore, pursuant to Section 4 of this Award Agreement and except as otherwise determined by the Committee in its sole discretion or provided in your Employment Agreement or in Section 3 of this Award Agreement, in order to be entitled to payment with respect to any Performance Awards, you must be employed by the Company or an Affiliate on [final day of performance period].

(ii) In the event that, prior to [final day of performance period], you commence a leave of absence (whether paid or unpaid) in accordance with the Company’s policies as in effect from time to time, your Performance Awards will remain outstanding pursuant to the terms of this Section 3(a)(ii). Solely for purposes of this Award Agreement, your employment with the Company and its Affiliates will be deemed to continue until the earlier of (A) the six-month anniversary of the date that your leave of absence began and (B) March 15 of the year following the year in which your leave of absence began (the earlier of such dates, the “Final Return Date”). Therefore, in the event your Performance Awards are outstanding on the date your leave of absence began, such Performance Awards will remain outstanding until the Final Return Date and, if the Performance Award would otherwise be settled during that period had you not been on a leave of absence, will be settled on the date that such Performance Awards would have otherwise been settled. If you return to active employment prior to the Final Return Date, your Performance Awards will remain outstanding following that date in accordance with their terms. In the event that you do not return to active employment with the Company or its Affiliates prior to the Final Return Date, then except as set forth in your Employment Agreement or as otherwise determined by the Committee in its discretion, your rights with respect to your Performance Awards will immediately terminate upon the Final Return Date, and you will be entitled to no further payments or benefits with respect thereto.

(iii) In the event that your employment with the Company is subject to an Employment Agreement, and prior to the earlier of (x) the expiration or termination of such Employment Agreement and (y) [final day of performance period], the Company determines that you shall no longer be required to perform services for the Company or its Affiliates as specified in your Employment Agreement even though your Employment Agreement will remain in effect until its scheduled expiration date, then provided that you continue to comply with the terms of your Employment Agreement (but, for the avoidance of doubt, excluding any terms requiring you to perform such services as the Company has determined you are no longer required to perform), solely for purposes of Sections 3 and 4 of this Award Agreement, you will be deemed to remain employed until the earlier of (A) the scheduled expiration date of your Employment Agreement and (B) March 15 of the year following the year in which you ceased to perform services for the Company and its Affiliates. Upon the earlier of the events described in clauses (A) and (B) of the immediately preceding sentence, your employment with the Company and its Affiliates will be deemed to terminate, and your rights with respect to your outstanding Performance Awards will terminate, and you will be entitled to no further payments or benefits with respect thereto. For the avoidance of doubt, except as otherwise set forth in your Employment Agreement, in no event will the scheduled expiration of your Employment Agreement be deemed to be a termination of your employment without cause or for good reason for purposes of Section 3(b) of this Award Agreement.

(iv) In the event that your employment with the Company is terminated prior to [final day of performance period] under any of the circumstances described in your Employment Agreement (such as incapacity, death, involuntary termination or termination for good reason), except as otherwise set forth in Section 3(b), your entitlement to receive Shares pursuant to this Award shall be governed by the relevant section of your Employment Agreement. In the event that your employment is terminated on or after [final day of performance period], your entitlement to receive Shares pursuant to this Award shall be determined based on the achievement of the Performance Goals set forth on Schedule A.

(b) Settlement following a Change of Control. Except as explicitly set forth in this Section 3(b) or Section 3(d) of this Award Agreement, and unless otherwise provided pursuant to the provisions of your Employment Agreement, in the event of a change of control (as defined in your Employment Agreement) prior to [final day of performance period], the Performance Awards shall remain outstanding and shall continue to vest subject to the achievement of the Performance Goals in accordance with their terms, without regard to the occurrence of such change of control. Subject to the procedures set forth in your Employment Agreement, if, during the one-year period following a change of control, your employment is terminated by the Company without cause (as defined in your Employment Agreement) or you terminate your employment for good reason (as defined in your Employment Agreement), then, notwithstanding anything to the contrary in your Employment Agreement, the Performance Awards will be settled not later than the tenth (10th) day following the date of termination of your employment, with the number of Shares that will be delivered determined on the basis of the greater of (i) target-level performance and (ii) actual performance up until the time of termination.

(c) Payment of Shares. Payments made pursuant to this Award Agreement shall be payable in Shares. The Company shall, except as set forth in your Employment Agreement and subject to Sections 3(a), 3(b), 3(d) and 7 of this Award Agreement, deliver to you or your legal representative Shares due pursuant to this Award Agreement as soon as practicable following the Determination Date, but in no event later than March 15, [year after end of performance period].

(d) Change of Control under your Employment Agreement. For the avoidance of doubt, in the event of a change of control prior to [final day of performance period], unless provision is made in connection with such change of control for (i) assumption of outstanding Performance Awards or (ii) substitution for such Performance Awards of new performance-based restricted stock units covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares that preserve the material terms and conditions of such outstanding Performance Awards as in effect immediately prior to the change of control (including, without limitation, with respect to the vesting schedules, difficulty of achievement of Performance Goals, the intrinsic value of the Performance Awards as of the change of control and transferability of the shares underlying such Performance Awards), all such Performance Awards shall accelerate vesting as of immediately prior to such change of control, in which case, notwithstanding anything to the contrary in your Employment Agreement, all outstanding Performance Awards will be settled not later than the tenth (10th) day following the date of such change of control with the number of Shares that will be delivered determined on the basis of the greater of (A) target-level performance and (B) actual performance up until the change of control. Notwithstanding the foregoing, in the event that payment of any amount that would otherwise be paid pursuant to the immediately preceding sentence would result in a violation of Section 409A, then your rights to payment of such amount will become vested pursuant to such sentence and the amount of such payment shall be determined as of the change of control, but such amount shall not be paid to you until the earliest time permitted under Section 409A.

SECTION 4. Forfeiture of Performance Awards. Unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement or in Section 3 of this Award Agreement, if your employment with the Company and its Affiliates terminates prior to [final day of performance period], your rights with respect to the Performance Awards shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the Performance Awards subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.

SECTION 6. Non-Transferability of Performance Awards. Unless otherwise provided by the Committee in its discretion, Performance Awards may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of your Performance Awards in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Shares pursuant to Section 3(c) of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. In the event that there is withholding tax liability in connection with the vesting of Performance Awards, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares you would be entitled to receive upon settlement of the Performance Awards, a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b) Consents. Your rights in respect of the Performance Awards are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. Subject to the terms of this Award Agreement and your Employment Agreement, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	DreamWorks Animation SKG, Inc. 1000 Flower Street Glendale, CA 91201 Attention: General Counsel Telecopy: (818) 695-6123
If to you:	At the address specified in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

SECTION 13. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Performance Awards shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 14. Section 409A. (a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period.

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby agree acknowledge and agree that signatures delivered by facsimile or electronic means (including by fax, email or “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

DREAMWORKS ANIMATION SKG, INC.,
by

Name:
Title:

«First» «Last»

SCHEDULE A
Performance Goals with respect to the Performance Awards

Performance Period begins on January 1, 2015 and ends on December 31, 2017.

Subject to the terms and conditions set forth in this Award Agreement (of which this Schedule constitutes a part), you will be eligible to earn a number of Shares that is between 0% and [200]/[150]% of the target number of Performance Awards set forth in the first paragraph of this Award Agreement, such number of earned Shares to be determined based on the Company’s annualized average (a) return on equity (“ROE”), (b) revenue (“Revenue”) and (c) operating cash flow (“OCF” and, together with ROE and Revenue, the “Performance Metrics”), each of which will be weighted equally, described as follows.

1.	ROE

A.
The numerator of the calculation of ROE will be the annualized average of earnings before interest income (net) and taxes for each year during the Performance Period. The denominator of the calculation will be the annualized average of the beginning and ending stockholders equity for each year during the Performance Period.

B.
If the Company’s annualized average ROE for the Performance Period is less than or equal to 1%, then the Performance Goals in respect of one-third of the Performance Awards will not have been attained and you will not be entitled to payment with respect to such Performance Awards.

C.
If the Company’s annualized average ROE for the Performance Period is equal to 4%, then Performance Goals will be deemed to have been achieved with respect to one-third of the target number of Shares subject to this Award.

D.
If the Company’s annualized average ROE for the Performance Period is equal to or greater than 7%, then Performance Goals will be deemed to have been achieved with respect to [two-thirds]/[one-half] (which is the maximum amount that may be paid in respect of Performance Awards subject to the ROE Performance Metric) of the target number of Shares subject to this Award.

2.	Revenue

A.
Revenue will be the annualized average of revenues as presented in the Company’s Consolidated Statement of Operations in the audited financial statements in the Company’s annual report on Form 10-K for each year during the Performance Period.

B.
If the Company’s annualized average Revenue for the Performance Period is less than or equal to $900,000,000, then the Performance Goals in respect of one-third of the Performance Awards will not have been attained and you will not be entitled to payment with respect to such Performance Awards.

C.
If the Company’s annualized average Revenue for the Performance Period is equal to $1,000,000,000, then Performance Goals will be deemed to have been achieved with respect to one-third of the target number of Shares subject to this Award.

D.
If the Company’s annualized average Revenue for the Performance Period is equal to or greater than $1,100,000,000, then Performance Goals will be deemed to have been achieved with respect to [two-thirds]/[one-half] (which is the maximum amount that may be paid in respect of Performance Awards subject to the Revenue Performance Metric) of the target number of Shares subject to this Award.

3.	OCF

A.
OCF will be annualized average cash flow from operations as set forth in the Company’s Consolidated Statements of Cash Flows in the audited financial statements in the Company’s annual report on Form 10-K for each year during the Performance Period.

B.
If the Company’s annualized average OCF for the Performance Period is less than or equal to $40,000,000, then the Performance Goals in respect of one-third of the Performance Awards will not have been attained and you will not be entitled to payment with respect to such Performance Awards.

C.
If the Company’s annualized average OCF for the Performance Period is equal to $90,000,000, then Performance Goals will be deemed to have been achieved with respect to one-third of the target number of Shares subject to this Award.

D.
If the Company’s annualized average OCF for the Performance Period is equal to or greater than $140,000,000, then Performance Goals will be deemed to have been achieved with respect to [two-thirds]/[one-half] (which is the maximum amount that may be paid in respect of Performance Awards subject to the OCF Performance Metric) of the target number of Shares subject to this Award.

4.	The determination of each of the Performance Metrics will not include the following items:

A.	Share repurchases;

B.	Losses on the disposition or acquisition of a business;

C.	Expenses associated with changes in accounting principles, practices or interpretations;

D.	Losses on discontinued operations;

E.	Effects of the Tax Receivable Agreement, dated October 27, 2004, between the Company and DW Investment II, Inc., as may be amended or modified from time to time;

F.	Amount of film amortization expense that represents interest expense capitalized to films and other productions;

G.	Income or losses, and fair value adjustments of contingent earnout payments, from acquisitions;

H.	Any stock compensation expense associated with performance-vested equity awards recognized during the applicable Performance Period;

I.	Expenses classified as provisions for a recapitalization;

J.	Write downs of capitalized development costs;

K.	Revenues and expenses associated with the Company’s NOVA joint venture;

L.	Expenses from restructuring initiatives, including severance and salary continuation payments;

M.	Third-party legal fees or any payments associated with litigation;

N.	Third-party legal, audit, consulting or banking costs associated with capital raising, merger or acquisition activity; and

O.	Other expenses or losses that are disclosed as a special, one-time or extraordinary item in accordance with generally accepted accounting principles.

5.
In each instance, the above-referenced items must be determined in accordance with generally accepted accounting principles and appear in the Company’s audited financial statements for the applicable fiscal year.

6.
The Committee may, in its sole discretion, include any of the items set forth in paragraph 4 above in its calculation of the relevant Performance Metric if the inclusion of such item or items has the effect of decreasing the level of the relevant Performance Metric achieved, but in no event may

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such item or items be included if such inclusion would have the effect of increasing the level of the relevant Performance Metric.

7.
In the event the level of the relevant Performance Metric achieved for the Performance Period falls between any two levels as set forth in paragraphs 1.B through 1.D, 2.B through 2.D or 3.B through 3.D above, as applicable, the percentage of one-third of the target number of Shares subject to this Award shall be determined by linear interpolation between the two corresponding levels of the Performance Metric, as applicable.

8.
In determining whether you are entitled to payment with respect to all, a portion or none of the Performance Awards, the Committee may not pay more Shares than the maximum amount indicated by the formulas set forth above, but may, in its sole discretion, pay fewer than the maximum amount indicated by the formulas.

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